        Exhibit 10.2.4

BLOCK, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT
Capitalized terms that are not defined in this Notice of Stock Option Grant and Stock Option Agreement (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Block, Inc. 2015 Equity Incentive Plan (the “Plan”).
The Participant has been granted an Option according to the terms below and subject to the terms and conditions of the Plan and this Agreement:

Employee ID Participant Name	%%EMPLOYEE_IDENTIFIER%-% %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Grant Number	%%OPTION_NUMBER%-%
Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Commencement Date	%%VEST_BASE_DATE,’Month DD, YYYY’%-%
Number of Shares Granted	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Exercise Price Per Share	%%OPTION_PRICE,’$999,999,999.99’%-%
Total Exercise Price	%%TOTAL_OPTION_PRICE,’$999,999,999.99’%-%
Type of Option	%%OPTION_TYPE%-%
Expiration Date	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%
Vesting Schedule:
Unless the vesting is accelerated, Shares subject to this Option will vest and be exercisable according to the schedule provided in Schedule A. All vesting will be rounded in accordance with Section 3(f) of the Plan.
If the Participant ceases to be a Service Provider for any or no reason before Participant fully vests in this Option, the unvested portion of this Option will terminate according to the terms of Section 4 of this Agreement.
Notwithstanding the foregoing, the vesting of the Option will be subject to the Company’s Stock Award Vesting and ESPP Participation During Company-Approved Leave of Absence Policy (as may be amended from time to time), as well as the terms of any other written agreement between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of this Option.
Exercise of Option:
(a)     If the Participant dies or their status as a Service Provider is terminated due to their Disability, the vested portion of this Option will remain exercisable for 12 months after the Termination of Status Date.

(b)    If the Participant’s status as a Service Provider is terminated by an Employer for Cause, the vested portion of the Option will remain exercisable until the Termination of Status Date. As used herein, “Cause” means the occurrence of any of the following: (i) the Participant’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) the Participant’s intentional misconduct; (iii) the Participant’s material failure to perform the Participant’s employment duties; (iv) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of any Employer or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Employers; (v) an act of material fraud or dishonesty against any Employer; (vi) the Participant’s material violation of any policy of any Employer or material breach of any written agreement with any Employer; or (vii) the Participant’s failure to cooperate with the Company in any investigation or formal proceeding. No Employer will terminate an Participant’s employment for Cause without first providing the Participant with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (ii), (iii), (vi), and (vii), a reasonable cure period of not less than 10 business days following such notice to the extent such events are curable (as determined by the Company).
(c)    For any termination of status as a Service Provider other than as set forth in subsection (a) and (b) above, the vested portion of this Option will remain exercisable for 3 months after the Termination of Status Date.
(d)    If there is a Change in Control or merger of the Company, Section 14 of the Plan may further limit this Option’s exercisability.
(e)    This Option will not be exercisable after the Expiration Date, unless Section 4(g) of the Plan (which tolls expiration in very limited cases when there are legal restrictions on exercise) permits later exercise.
The Participant’s signature below indicates that:
(i)    Participant agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)    Participant understands that the Company, Parent, any Subsidiary or their respective agents or Affiliates are not providing any tax, legal, or financial advice and are not making any recommendations regarding their participation in the Plan or their acquisition, ownership or sale of Shares.
(iii)    Participant has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. The Participant will consult with their own personal tax, legal, and financial advisors before taking any action related to the Plan.
(iv)    Participant has read and agrees to each provision of this Agreement, including without limitation, Section 11.
(v)    The Participant will notify the Company of any change to the contact address below.
If Participant does not provide a signature below, the electronic equivalent of consent pursuant to Exhibit A, Section 11(e) of the Agreement, or reject the Option in written notice to the Company of rejection of the Option by the first date on which Shares subject to the Option are scheduled to vest, the Option shall be deemed accepted in accordance with sections (i)-(v), above if not otherwise affirmatively accepted by Participant. By exercising the Option pursuant to Section 6 of this Agreement, the Participant will be agreeing to be subject to all the terms and conditions of this Agreement.
PARTICIPANT
__________________________________
Signature

Address	%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-% %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%

SCHEDULE A
VESTING SCHEDULE

Vesting Date	Number of Shares Subject to the Option

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
1.Grant. The Company grants the Participant an Option to purchase Shares of Common Stock as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing this Option, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing this Option.
If the Notice of Grant designates this Option as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Code Section 422. Even if this Option is designated an ISO, to the extent it first becomes exercisable as to more than $100,000 in any calendar year, the portion in excess of $100,000 is not an ISO under Code Section 422(d) and that portion will be a Nonstatutory Stock Option (“NSO”). For US tax purposes, to the extent applicable, if the Participant resides outside of the United States, this Option is intended to be a NSO and shall not be treated as an ISO. In addition, if the Participant exercises the Option after 3 months have passed since Participant ceased to be an employee of the Company or a Parent or Subsidiary of the Company, it will no longer be an ISO. If there is any other reason this Option (or a portion of it) will not qualify as an ISO, to the extent of such nonqualification, the Option will be an NSO. The Participant understands that Participant will have no recourse against the Administrator, any member of the Company Group, or any officer or director of a member of the Company Group if all or any portion of this Option is not an ISO whether upon grant or otherwise.
2.Vesting. This Option will only be exercisable (also referred to as vested)  in accordance with the Vesting Schedule in the Notice of Grant, Section 3 of this Agreement, or Section 14 of the Plan. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked in accordance with the Company’s Stock Award Vesting and ESPP Participation during Company-approved Leave of Absence Policy (as may be amended from time to time).
3.Administrator Discretion. The Administrator may accelerate the vesting of any portion of this Option. In that case, this Option will be vested as of the date and to the extent specified by the Administrator.
4.Forfeiture upon Termination of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, this Option will immediately stop vesting, and any portion of this Option that has not yet vested will be immediately forfeited for no consideration, subject to Applicable Laws. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.
5.Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of their estate or, if the Administrator permits, their designated beneficiary. Any such transferee must furnish the Company with (a) written notice of their status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.
6.Exercise of Option.
(a)Right to Exercise. This Option may be exercised only before its Expiration Date and only under the Plan and this Agreement.
(b)Method of Exercise. To exercise this Option, the Participant must deliver and the Administrator (or a party designated by the Administrator) must receive an exercise notice according to procedures determined by the Administrator. The exercise notice must:
(i)state the number of Shares as to which this Option is being exercised (“Exercised Shares”),
(ii)make any representations or agreements required by the Company,
(iii)be accompanied by a payment of the total exercise price for all Exercised Shares,
(iv)be accompanied by a payment of all required Tax-Related Items (defined in Section 8(a) of this Agreement) for all Exercised Shares, and

(v)be accompanied by a statement that the Participant is in compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if requested by the Administrator.
The Option is exercised when both the exercise notice and payments due under Sections 6(b)(iii) and 6(b)(iv) have been received by the Company for all Exercised Shares. The Administrator may designate a particular exercise notice to be used.
7.Method of Payment. The Participant may pay the exercise price for Exercised Shares by any of the following methods or a combination of methods in US Dollar (as applicable):
(a)cash;
(b)check;
(c)wire transfer;
(d)consideration received by the Company under a formal cashless exercise program adopted by the Company; or
(e)surrender of other Shares, as long as the Company determines that accepting such Shares does not result in any adverse accounting consequences to the Company. If Shares are surrendered, the value of those Shares will be the Fair Market Value for those Shares on the date they are surrendered.
A non-U.S. resident’s methods of exercise may be restricted by the terms and conditions of any appendix to this Agreement for the Participant’s country (the “Appendix”).
8.Tax Obligations.
(a)Tax Withholding.
(i)No Shares will be issued to the Participant until Participant makes satisfactory arrangements (as determined by the Administrator) for the payment of any United States, state, local or non-United States income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to their participation in the Plan and legally applicable to him or her that the Administrator determines must be withheld (collectively, “Tax-Related Items”), including those that result from the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired under this Option or the receipt of any dividends or other distributions (if any). If the Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be modified by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement at the time of an attempted Option exercise or as of the time any Tax-Related Items related to the Option are otherwise due (the “Tax Withholding Date”), the Company may refuse to honor the exercise and refuse to deliver the Shares.
(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon the exercise of this Option arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to Applicable Laws.
(iii)Notwithstanding the foregoing, the Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant.
(iv)The Participant authorizes the Company and/or any member(s) of the Company Group for whom Participant is performing services (each, an “Employer”) to withhold any Tax-Related Items legally payable by the Participant from their wages or other cash compensation paid to the Participant by the Company and/or the Employer(s) or from proceeds of the sale of Shares.
(v)Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or the Employer(s) or former Employer(s) may withhold or account for tax in greater than one jurisdiction.
(vi)Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains their responsibility and that such Tax-Related Items and other tax liabilities of the Participant relating to the Options, the Plan or this Agreement may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company, the

Employer(s) and their respective agents and Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate their liability for Tax-Related Items or achieve any particular tax result.
(b)Tax Reporting. This Section 8(b) applies if the Participant is a U.S. taxpayer. If this Option is partially or wholly an ISO, and if the Participant sells or otherwise disposes of any the Shares acquired by exercising the ISO portion on or before the later of (i) the date 2 years after the Grant Date, or (ii) the date 1 year after the date of exercise, Participant may be subject to withholding of Tax-Related Items by the Company on the compensation income recognized by him or her and must immediately notify the Company in writing of the disposition.
9.Forfeiture or Clawback. The Participant’s incentive-based compensation (as such term is defined under Rule 10D-1 of the Securities Exchange Act of 1934 and/or any related stock exchange listing rules or other requirement to implement such rule), including, without limitation, this Option (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares resulting from the exercise) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of Applicable Laws, including without limitation, Rule 10D-1 of the Securities Exchange Act of 1034 and any related stock exchange listing rules or other requirement to implement such rule. If the Participant is a director or employee of Square Financial Services, Inc. (the “Bank”), the Participant may also be required to forfeit any then-unvested portion of the Option if the Bank fails to meet the capital levels required to be considered well capitalized under section 324.403(b) of the Federal Deposit Insurance Corporation Rules and Regulations, 12 C.F.R. § 324.403(b) for a period of one calendar month or more at any time while Participant is a director or employee of the Bank.
10.Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
11.Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting this Option or otherwise deemed acceptance of this Option indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, GRANTED THIS OPTION, AND EXERCISING THE OPTION WILL NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AND AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND DOES NOT INTERFERE IN ANY WAY WITH THEIR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE THEIR RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.
(c)The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that Participant is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.
(d)The Participant understands that exercise of this Option is governed strictly by Sections 6, 7, and 8 of this Agreement and that failure to comply with those Sections could result in the expiration of this Option, even if an attempt was made to exercise.
(e)The Participant agrees that the Company’s delivery of any documents related to the Plan or this Option (including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders) to him or her may be made by electronic delivery, which may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that Participant may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. The Participant may revoke their consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant also voluntarily agrees to participate in the Plan, including providing consent to the terms and conditions of the Plan and this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and such participation shall have the same force and effect as hardcopy signature. Finally, the Participant understands that Participant is not required to consent to electronic delivery of documents.
(f)The Participant may deliver any documents related to the Plan or this Option to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but Participant must provide the Company or any designated third party administrator with a paper copy of any documents if their attempted electronic delivery of such documents fails.
(g)The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.
(h)The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.
(i)The Participant agrees that the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.
(j)The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.
(k)The Participant agrees that Participant is voluntarily participating in the Plan.
(l)The Participant agrees that this Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(m)The Participant agrees that this Option, any Shares acquired under the Plan, and their income and value of same are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.
(n)The Participant agrees that the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty.
(o)The Participant understands that if the underlying Shares do not increase in value, this Option will have no intrinsic monetary value.
(p)The Participant understands that if this Option is exercised, the value of each Share received on exercise may increase or decrease in value, even below the Exercise Price per Share.
(q)The Participant agrees that, for purposes of this Option, their engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.
(r)The Participant agrees that any right to vest in this Option terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that Participant is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or by their service agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).
(s)The Participant agrees that the period during which the Participant may exercise the vested portion of this Option after a termination of their status as a Service Provider (if any) will start as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.
(t)The Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option (including whether Participant is still considered to be providing services while on a leave of absence).

(u)The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to him or her from the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
(v)The Participant has read and, if applicable, agrees to the Data Privacy Provisions of Section 12 of this Agreement and the Block Employee Privacy Notice set forth at go/employeeprivacy (the “Privacy Notice”), and agrees to be bound by the Privacy Notice as it may be updated from time to time.
(w)The Participant agrees that Participant has no claim or entitlement to compensation or damages from any forfeiture of this Option resulting from the termination of their status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), and in consideration of the grant of this Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives their ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes their irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.
12.Data Privacy.
The following provisions shall apply only to the Participant if they reside outside the US, the EU or EEA, the UK, Switzerland:
(a)The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of their personal data (“Data”) as described in this Agreement (including the Privacy Notice, if applicable, as it may be amended from time to time) and any other Award materials by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the purpose of implementing, administering, and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not choose to participate in the Plan, their employment status or service with the Company Group will not be adversely affected.
(b)The Participant understands that the Company and the Employer(s) may process certain Data about them, including, but not limited to, their name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in their favor, for the purposes of implementing, administering, and managing the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time.
(c)The Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan and for purposes as set forth in the Privacy Notice, if applicable, as it may be updated from time to time. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than their country. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to process the Data, in electronic or other form, for the purposes of implementing, administering and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage their participation in the Plan. Further, the Participant understands that Participant is providing these consents on a purely voluntary basis. If the Participant does not consent or if Participant later seeks to revoke their consent, their engagement as a Service Provider with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing their consent is that the Company will not be able to grant him or her awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing their consent may affect their ability to participate in the Plan (including the right to retain this Option). The Participant understands that the Participant may contact their local human resources representative for more information on the consequences of their refusal to consent or withdrawal of consent.
(e)The Participant’s Rights in Respect of Data. In certain jurisdictions outside of the United States and to the extent required by Applicable Laws, the Participant may request a list with the names and addresses of any potential recipients of the Data and may request access to Data, request additional information about the processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Option, in any case without cost, by contacting in writing their local human resources representative.
The following provisions shall apply only to the Participant if they reside in the EU or EEA, the UK, Switzerland, or where EU Privacy laws are otherwise applicable:
(a)     Data Collected and Purposes of Collection. The Participant understands that the Company, as well as the Employer, acting as controller, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the Options (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all granted, canceled, exercised or outstanding in Participant’s favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”). The Data is collected from the Participant, the employing Subsidiary, and from the Company, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement and the Privacy Notice, if applicable, as it may be updated from time to time. The legal basis (that is, the legal justification) for processing the Data is to perform the Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to the Agreement to perform their respective obligations thereunder and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not provide Data, Participant will not be able to participate in the Plan and become a party to the Agreement.
(b)     Transfers and Retention of Data. The Participant understands that the employing Subsidiary will transfer Data to the Company for purposes of plan administration. The Company and the employing Subsidiary may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of the Agreement. The Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting their local human resources representative. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to standard contractual clauses for transfers of Participant’s personal data to third parties located in a country that does not benefit from an adequacy decision, or another means to ensure that adequate safeguards are applied to Participant’s personal data. A copy of the documents used to protect the Participant’s personal data when it is transferred outside countries that benefit from an adequacy decision may be obtained via email at privacy-eu@squareup.com. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under the Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of the Agreement.
(c)     The Participant’s Rights in Respect of Data. The Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to the Participant’s Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have their Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant is entitled to (i) restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to the Agreement or generated by the Participant, in a common machine-readable format. To exercise the Participant’s rights, the Participant may contact the local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as Participant has the right to lodge a complaint. The data protection officer may be contacted via email at privacy-eu@squareup.com.
13.Miscellaneous
(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Block, Inc., 1955 Broadway, Suite 600, Oakland, CA 94612 until the Company designates another address in writing.
(b)Non-Transferability of Option. This Option may not be transferred other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her or their representative following a Disability.
(c)Binding Agreement. If this Option is transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d)Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or their estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.
(e)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.
(g)Non-U.S. Appendix. This Option is subject to any special terms and conditions set forth in any Appendix. If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to him or her to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
(h)Choice of Law; Choice of Forum. The Plan, this Agreement, this Option, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant's acceptance of this Option is their consent to the jurisdiction of the State of Delaware and their agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where Participant is performing services.
(i)Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that Participant is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option, or to comply with other Applicable Laws
(j)Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him or her.
(k)No Advice Regarding Grant. The Company and its Affiliates and agents are not providing any tax, legal or financial advice, nor are they making any recommendations regarding the Participant’s participation in the Plan, or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with their own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(l)Language. If the Participant has received this Agreement, or any other document related to the Options and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(m)Asset Reporting. There may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations, and is advised to speak to a personal advisor on this matter.

14.HSR. To the extent necessary to comply with the filing requirements under HSR, Participant agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares acquired upon the exercise of the Option covered by this Agreement.

EXHIBIT B
APPENDIX TO STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix to Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern this Option granted to the Participant under the Plan if the Participant resides in one of the countries listed below on the Grant Date or the Participant moves to one of the listed countries.

Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of December 2022. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of a particular result. The Company is not providing the Participant with any tax, legal, or financial advice and is not making any recommendations regarding the Participant’s acquisition or sale of shares of Common Stock acquired under the Plan. The Participant is advised to seek appropriate professional advice as to how the Applicable Laws in their country may apply to their situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to him or her, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

[COUNTRY-SPECIFIC PROVISIONS TO BE INSERTED IF AND AS APPLICABLE]